EXHIBIT 10.7
FIRST AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
CPA:17 LIMITED PARTNERSHIP
     This FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF CPA:17 LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), dated as of November 23, 2009 (this “Amendment”), is entered into by Corporate Property Associates 17 — Global Incorporated, a Maryland corporation holding both general partner and limited partner interests in the Partnership (the “General Partner”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the OP Agreement (defined below).
RECITALS
     WHEREAS, the Partnership was formed in 2007 and is governed by that certain Agreement of Limited Partnership of CPA:17 Limited Partnership (the “OP Agreement”);
     WHEREAS, the General Partner desires to amend and supplement the OP Agreement to reflect a change in order to conform the definition of “Available Cash” in the OP Agreement to the definition of such term provided in the final prospectus for the General Partner’s initial public offering, which change is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; and
     WHEREAS, Section 7.3.D.(4) of the OP Agreement provides that the General Partner may so amend the OP Agreement without the consent of the Limited Partners.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the General Partner amends the OP Agreement as follows:
     1. Amendment. The definition of “Available Cash” in Section 1.1 of the OP Agreement shall be deleted in its entirety and replaced with the following:
“Available Cash” means, with respect to any period for which such calculation is being made, the cash flow generated by Partnership operations and investments as determined in the reasonable discretion of the General Partner, taking into account all cash available for distribution from all sources excluding Capital Proceeds, after the payment of regular debt payments (including, without limitation, regularly scheduled payments of interest and amortization, but excluding balloon payments and early prepayment of debt principal) and Operating Expenses of the Partnership (as defined in the Advisory Agreement) but before the payment of distributions to Partners. Notwithstanding the foregoing, the operating cash flow of any entity in which the Partnership owns, directly or indirectly, less than a 100% interest shall be multiplied by the percentage ownership of such entity held, directly or indirectly, by the Partnership.
     2. No Other Changes. Except as expressly set forth herein, the OP Agreement remains in full force and effect.

     3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

General Partner:	Corporate Property Associates 17—Global Incorporated, a Maryland corporation
	By:	_/s/ Mark J. DeCesaris
		Name:	Mark J. DeCesaris
		Title:	Managing Director